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                                                                  EXHIBIT 10.4



                                                                  EXECUTION COPY

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

               This Amended and Restated Employment Agreement (this "Agreement") is made as of the 11th day of October, 2002, between RPM, INC., an Ohio corporation (the "Company"), RPM International Inc., a Delaware corporation, and Frank C. Sullivan ("Executive").

               WHEREAS, Executive previously has served as President and Chief Operating Officer of the Company; and

               WHEREAS, Executive and the Company entered into the Amended and Restated Employment Agreement, dated as of February 1, 2001 (the "Existing Agreement"), to ensure Executive's continued employment with the Company; and

               WHEREAS, the Board of Directors of the Company recognizes the importance of Executive's continuing contribution to the future growth and success of the Company and desires to assure the Company and its shareholders of Executive's continued employment in an executive capacity and to compensate him therefor; and

               WHEREAS, Executive is desirous of committing himself to continue to serve the Company on the terms herein provided; and

               WHEREAS, RPM International Inc. is a party hereto for purposes of assuming this Agreement, on the terms set forth in Section 8, in connection with the reincorporation of the Company in Delaware.

               NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

               1. Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein for the period commencing as of the date hereof and expiring on May 31, 2003 (the "Employment Period"). The Employment Period shall automatically be extended on May 31 of each year for a period of one year from such date unless, not later than March 31 of such year, the Company or Executive has given notice to the other party that it or he, as the case may be, does not wish to have the Employment Period extended. In addition, in the event of a Change in Control, the Employment Period shall automatically be extended for a period of three years beginning on the date of the Change in Control and ending on the third anniversary of the date of such Change in Control (unless further extended under the immediately preceding sentence). In any case, the Employment Period may be terminated earlier under the terms and conditions set forth herein.

               2. Position and Duties. Executive shall serve as President and Chief Executive Officer reporting to the Board of Directors of the Company and shall have responsibility for the general management and operation of the Company and shall have such other powers and duties as may from time to time be assigned by the Board of Directors of the Company; provided, however, that such duties are consistent with his present duties and his position with the Company. Executive





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shall devote substantially all his working time and efforts to the continued
success of the business and affairs of the Company.

               3. Place of Employment. In connection with his employment by the Company, Executive shall not be required to relocate or move from his existing principal residence in Bay Village, Ohio, and shall not be required to perform services which would make the continuance of his principal residence in Bay Village, Ohio, unreasonably difficult or inconvenient for him. The Company shall give Executive at least six months' advance notice of any proposed relocation of its Medina, Ohio offices to a location more than 50 miles from Medina, Ohio and, if Executive in his sole discretion chooses to relocate his principal residence, the Company shall promptly pay (or reimburse him for) all reasonable relocation expenses (consistent with the Company's past practice for similarly situated senior executive officers) incurred by him relating to a change of his principal residence in connection with any such relocation of the Company's offices from Medina, Ohio.

               4. Compensation.

               (a) Base Salary. During the Employment Period, Executive shall receive a base salary at the rate of not less than Six Hundred Thousand Dollars ($600,000) per annum ("Base Salary"), payable in substantially equal monthly installments at the end of each month during the Employment Period hereunder. It is contemplated that annually in the first quarter of each fiscal year of the Company the Compensation Committee of the Board of Directors (the "Compensation Committee") will review Executive's Base Salary and other compensation during the Employment Period and, at the discretion of the Compensation Committee, it may increase his Base Salary and other compensation, effective as of June 1 of such fiscal year, based upon his performance, then generally prevailing industry salary scales, the Company's results of operations, and other relevant factors. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased specified rate, Executive's Base Salary hereunder shall not be reduced without his written consent.

               (b) Incentive Compensation. In addition to his Base Salary, Executive shall be entitled to receive such annual cash incentive compensation ("Incentive Compensation") during the Employment Period as the Compensation Committee may determine in its sole discretion based upon the Company's results of operation and other relevant factors. At the election of Executive, such annual Incentive Compensation may be received by Executive as soon as possible, but no later than 90 days after the close of the Company's fiscal year for which such Incentive Compensation is granted, or the payment may be deferred provided Executive gives written notice no later than May 31 of the current fiscal year to the Chairman of the Compensation Committee that he elects to defer payment, which notice shall also state the date(s) on which he desires to be paid.

               (c) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with Company practice) in performing services hereunder, provided that Executive properly accounts therefor in accordance with either Company policies or guidelines established by the Internal Revenue Service if such are less burdensome.



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               (d) Participation in Benefit Plans. During the Employment Period,
Executive shall be entitled to continue to participate in or receive benefits under the Benefit Plans, subject to and on a basis consistent with the terms, conditions and overall administration of the Benefit Plans. Except with respect to any benefits related to salary reductions authorized by Executive, nothing paid or awarded to Executive under any Benefit Plan presently in effect or made available in the future shall reduce or be deemed to be in lieu of compensation to Executive pursuant to any other provision of this Section 4. Executive's right to participate in any Benefit Plan shall be subject to the applicable eligibility criteria for participation and Executive shall not be entitled to any benefits under, or based on, any Benefit Plan for any purposes of this Agreement if Executive does not during the Employment Period satisfy the eligibility criteria for participation in such plan.

               (e) Vacations. During the Employment Period, Executive shall be entitled to the same number of paid vacation days in each fiscal year determined by the Company from time to time for its other senior executive officers, but not less than four weeks in any fiscal year, to be taken at such time or times as is desired by Executive after consultation with the Board of Directors (or its designee) to avoid scheduling conflicts (prorated in any fiscal year during which Executive is employed hereunder for less than the entire such year in accordance with the number of days in such fiscal year during which he is so employed). Executive also shall be entitled to all paid holidays given by the Company to its other salaried employees.

               (f) Other Benefits. During the Employment Period, Executive shall be entitled to continue to receive the fringe benefits appertaining to his position with the Company in accordance with present practice, including the use of the most recent model of a full-sized automobile. During the Employment Period, Executive shall be entitled to the full-time use of an office and furniture at the Company's offices in Medina, Ohio, and shall be entitled to the full-time use of a secretary paid by the Company.

               5.  Termination Outside of Protected Period.

               (a) Events of Termination. At any time other than during the Protected Period, the Employment Period shall terminate immediately upon the occurrence of any of the following events: (i) expiration of the Employment Period; (ii) the death of Executive; (iii) the expiration of 30 days after the Company gives Executive written notice of its election to terminate the Employment Period upon the Disability of Executive, if before the expiration of such 30-day period Executive has not returned to the performance of his duties hereunder on a full-time basis; (iv) the resignation of Executive; (v) the Company's termination of the Employment Period for Cause; or (vi) the Company's termination of the Employment Period at any time, without Cause, for any reason or no reason. For purposes of Subsections 5(b) and 5(c), expiration of the Employment Period upon a notice of the Company under Section 1 that it does not wish to have the Employment Period extended shall be deemed a termination without Cause pursuant to Subsection 5(a)(vi) and expiration of the Employment Period upon a notice of Executive under Section 1 that he does not wish to have the Employment Period extended shall be deemed a resignation of Executive pursuant to Subsection 5(a)(iv).


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               (b) Compensation Upon Termination.  This Subsection 5(b) sets forth the payments and benefits to which Executive is entitled under any termination of employment pursuant to Subsection 5(a).

                   (i) Death; Disability. During any period in which Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full Base Salary only until his employment is terminated pursuant to Subsection 5(a)(ii) or (iii). Upon termination of the Employment Period under Subsection 5(a)(ii) or
(iii), Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law or as governed by the Benefit Plans including the Group Long Term Disability Insurance in which Executive participates immediately prior to such termination, but Executive shall be entitled to receive his Earned Incentive Compensation, if any, promptly after the Termination Date.

                   (ii) Resignation or Cause. If Executive's employment is terminated pursuant to Subsection 5(a)(iv) or (v), the Company shall pay Executive his full Base Salary through the Termination Date at the rate in effect at such time. The Company shall then have no further obligations to Executive under this Agreement and Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law.

                   (iii) Termination Without Cause. If Executive's employment is terminated without Cause pursuant to Subsection 5(a)(vi), then in lieu of any further salary payments to Executive for periods subsequent to the Termination Date, the Company shall pay to Executive no later than 30 calendar days following such date, a lump sum amount equal to (A) the amount of Executive's Unpaid Incentive Compensation, if any, plus (B) 300% of the sum of (I) Executive's Base Salary in effect as of such date and (II) the amount of Executive's Average Incentive Compensation. Executive also shall be entitled to certain continuing benefits under the terms of Subsection 5(c). Notwithstanding any other provision of this Subsection 5(b)(iii), Subsection 5(c) or this Agreement, the Company shall have no obligation to make the lump-sum payment referred to in this Subsection 5(b)(iii) or provide any continuing benefits or payment referred to in Subsection 5(c) unless (X) Executive executes and delivers to the Company a Release and Waiver of Claims and (Y) Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it.

               (c) Additional Benefits Following Termination under Subsection 5(a)(vi). This Subsection 5(c) sets forth the benefits to which Executive shall be entitled, in addition to those set forth in Subsection 5(b)(iii), following a termination of the Employment Period under Subsection 5(a)(vi). Executive shall not be entitled to the benefit of any provision of this Subsection 5(c) following a termination of the Employment Period under any other provision hereof.

                   (i) Continuing Benefit Plans. For a period of three years following such a Termination Date, Executive shall also be entitled to continue to participate, on the same terms and conditions as active employees, in the Continuing Benefit Plans in which Executive participated immediately prior to the Termination Date, except that (A) Executive shall be



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entitled to Estate/Financial Planning Benefits for a period of only six months following the Termination Date and (B) if Executive's continued participation is not possible and Executive does not continue to participate under the terms of any such Continuing Benefit Plan, the Company shall instead pay to Executive, promptly upon presentation to the Company of an invoice or receipt for payment, the amount Executive spends to receive comparable coverage under such a comparable plan for such three-year period. Notwithstanding the foregoing sentence, the Company's obligations to Executive with respect to continued benefits under the Continuing Benefit Plans shall be deemed satisfied to the extent of any such comparable benefits which are provided to Executive by another employer. During such continuation period, Executive shall be responsible for paying the normal employee share of the applicable premiums for coverage under the Continuing Benefit Plans. The Company shall have the right to modify, amend or terminate the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits) following the Termination Date and Executive's continued participation therein shall be subject to such modification, amendment or termination if such modification, amendment or termination applies generally to the then-current participants in such plan. Upon completion of the three-year period following such a Termination Date, the Company shall afford Executive the opportunity to continue Executive's coverage under the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits), at Executive's expense, for an additional period under COBRA Continuation Coverage, so long as Executive timely elects to receive COBRA Continuation Coverage under the terms thereof and otherwise complies with the conditions of continuation of benefits under COBRA Continuation Coverage.

                   (ii) Limited Benefit Plans. After such a Termination Date, Executive shall no longer be entitled to participate as an active employee in, or receive any additional or new benefits under, the Limited Benefit Plans, except as set forth in this Subsection 5(c)(ii) and except for such benefits, if any, available under such plans to former employees. After such a Termination Date, Executive shall be entitled to the following additional benefits:

                          (A) Continued coverage, for a period of three years
after the Termination Date, under the Split Dollar Life Insurance, with the Company paying such expenses as it otherwise would have paid thereunder if Executive had continued to be employed, all on the terms of the Split Dollar Life Insurance;

                          (B) A lump-sum payment to be paid under the Restricted
Stock Plan equal to the cash value of the benefits Executive would have received had he continued to participate in and receive annual awards under the Restricted Stock Plan on a basis consistent with his past practice for a period of three years after the Termination Date, determined and payable in accordance with the terms of the Restricted Stock Plan and the Company's past practice; and

                          (C) The lapse of all restrictions on transfer and
forfeiture provisions to which Executive's awards under the Restricted Stock Plan are subject, so that any restricted shares previously awarded to Executive under such plan shall be nonforfeitable and freely transferable thereafter, all on the terms of the Restricted Stock Plan or the agreements thereunder.



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               (d) Notice of Termination. Any termination by the Company
pursuant to Subsection 5(a)(iii), (v) or (vi) or by Executive pursuant to Subsection 5(a)(iv) shall be communicated to the other party hereto by written notice of termination, which shall state in reasonable detail the facts upon which the termination has occurred.

               6.  Termination During Protected Period.

               (a) Events of Termination. During the Protected Period, the Employment Period shall terminate immediately upon the occurrence of any of the following events: (i) the death of Executive; (ii) the expiration of 30 days after the Company gives Executive written notice of its election to terminate the Employment Period upon the Disability of Executive, if before the expiration of such 30-day period Executive has not returned to the performance of his duties hereunder on a full-time basis; (iii) the resignation of Executive without delivering Notice of Termination for Good Reason; (iv) the Company's termination of the Employment Period for Cause; (v) the Company's termination of the Employment Period at any time, without Cause, for any reason or no reason; or (vi) Executive's termination of the Employment Period for Good Reason by delivery of Notice of Termination for Good Reason to the Company during the Protected Period indicating that an event constituting Good Reason has occurred, provided that Executive's failure to object in writing to an event alleged to constitute Good Reason within six months of the date of occurrence of such event shall be deemed a waiver of such event by Executive and Executive thereafter may not terminate the Employment Period under this Subsection 6(a)(vi) based on such event.

               (b) Compensation Upon Termination. This Subsection 6(b) sets forth the payments and benefits to which Executive is entitled under any termination of employment pursuant to Subsection 6(a).

                   (i) Death; Disability. During any period in which Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full Base Salary only until his employment is terminated pursuant to Subsection 6(a)(i) or
(ii). Upon termination of the Employment Period under Subsection 6(a)(i) or
(ii), Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law or as governed by the Benefit Plans including the Group Long Term Disability Insurance in which Executive participates immediately prior to such termination, but Executive shall be entitled to receive his Earned Incentive Compensation, if any, promptly after the Termination Date.

                   (ii) Resignation or Cause. If Executive's employment is terminated pursuant to Subsection 6(a)(iii) or (iv), the Company shall pay Executive his full Base Salary through the Termination Date at the rate in effect at such time. The Company shall then have no further obligations to Executive under this Agreement and Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law.

                   (iii) Termination Without Cause or for Good Reason. If Executive's employment is terminated by the Company without Cause pursuant to Subsection 6(a)(v) or by Executive for Good Reason pursuant to Subsection 6(a)(vi), then in lieu of any further salary



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payments to Executive for periods subsequent to the Termination Date, the
Company shall pay to Executive no later than 30 calendar days following such date, a lump sum amount equal to (A) the amount of Executive's Unpaid Incentive Compensation, if any, plus (B) 300% of the sum of (I) Executive's Base Salary in effect as of such date and (II) the amount of Executive's Average Incentive Compensation. Executive also shall be entitled to certain continuing benefits under the terms of Subsection 6(c). Notwithstanding any other provision of this Subsection 6(b)(iii), Subsection 6(c), Section 7 or this Agreement, the Company shall have no obligation to make the lump-sum payment referred to in this Subsection 6(b)(iii), to provide any continuing benefits or payment referred to in Subsection 6(c), or to make any Gross-Up Payment unless (X) Executive executes and delivers to the Company a Release and Waiver of Claims and (Y) Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it.

               (c) Additional Benefits Following Termination under Subsections 6(a)(v) or (vi). This Subsection 6(c) sets forth the benefits to which Executive shall be entitled, in addition to those set forth in Subsection 6(b)(iii), following a termination of the Employment Period under Subsection 6(a)(v) or
(vi). Executive shall not be entitled to the benefit of any provision of this Subsection 6(c) following a termination of the Employment Period under any other provision hereof.

                   (i) Continuing Benefit Plans. For a period of three years following such a Termination Date, Executive shall also be entitled to continue to participate, on the same terms and conditions as active employees, in the Continuing Benefit Plans in which Executive participated immediately prior to the Termination Date, except that (A) Executive shall be entitled to Estate/Financial Planning Benefits for a period of only one year following the Termination Date and (B) if Executive's continued participation is not possible and Executive does not continue to participate under the terms of any such Continuing Benefit Plan, the Company shall instead pay to Executive, promptly upon presentation to the Company of an invoice or receipt for payment, the amount Executive spends to receive comparable coverage under such a comparable plan for such three-year period. Notwithstanding the foregoing sentence, the Company's obligations to Executive with respect to continued benefits under the Continuing Benefit Plans shall be deemed satisfied to the extent of any such comparable benefits which are provided to Executive by another employer. During such continuation period, Executive shall be responsible for paying the normal employee share of the applicable premiums for coverage under the Continuing Benefit Plans. The Company shall have the right to modify, amend or terminate the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits) following the Termination Date and Executive's continued participation therein shall be subject to such modification, amendment or termination if such modification, amendment or termination applies generally to the then-current participants in such plan. Upon completion of the three-year period following such a Termination Date, the Company shall afford Executive the opportunity to continue Executive's coverage under the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits), at Executive's expense, for an additional period under COBRA Continuation Coverage, so long as Executive timely elects to receive COBRA Continuation Coverage under the terms thereof and otherwise complies with the conditions of continuation of benefits under COBRA Continuation Coverage.



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                   (ii)   Limited Benefit Plans.  After such a Termination Date,
Executive shall no longer be entitled to participate as an active employee in, or receive any additional or new benefits under, the Limited Benefit Plans, except as set forth in this Subsection 6(c)(ii) and except for such benefits, if any, available under such plans to former employees. After such a Termination Date, Executive shall be entitled to the following additional benefits:

                          (A) The Company shall make a lump sum three-year
premium payment to the carrier equal to the premiums that the Company would have paid under the Split Dollar Life Insurance if Executive had continued to be employed for three years following the Termination Date, all on the terms of the Split Dollar Life Insurance. In addition, immediately following such premium payment, the Company shall execute such documents as necessary to cause the full ownership of the Split Dollar Life Insurance policy related to Executive and all of its values to transfer to Executive. The Company shall be responsible for the payment of all costs imposed by the carrier to carry out such transfer;

                          (B) A lump-sum payment to be paid under the Restricted
Stock Plan equal to the cash value of the benefits Executive would have received had he continued to participate in and receive annual awards under the Restricted Stock Plan on a basis consistent with his past practice for a period of three years after the Termination Date, determined and payable in accordance with the terms of the Restricted Stock Plan and the Company's past practice; and

                          (C) The lapse of all restrictions on transfer and
forfeiture provisions to which Executive's awards under the Restricted Stock Plan are subject, so that any restricted shares previously awarded to Executive under such plan shall be nonforfeitable and freely transferable thereafter, all on the terms of the Restricted Stock Plan or the agreements thereunder.

               (d) Notice of Termination. Any termination by the Company pursuant to Subsection 6(a)(ii), (iv) or (v) or by Executive pursuant to Subsection 6(a)(iii) shall be communicated to the other party hereto by written notice of termination, which shall state in reasonable detail the facts upon which the termination has occurred. A termination pursuant to Subsection 6(a)(vi) shall be communicated by Notice of Termination for Good Reason.

               (e) Notice of Change in Control. The Company shall give Executive written notice of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days, after the occurrence of such event.

               (f) Deemed Termination After Change in Control. Any termination of the employment of Executive by the Company without Cause or the removal of Executive as an elected officer or Director of the Company or a Subsidiary following the commencement of any discussion with or communication from a third party that ultimately results in a Change in Control shall be deemed to be a termination or removal, respectively, of Executive after a Change in Control for purposes of this Agreement. In the event Executive is entitled to the benefits under this Agreement as contemplated by the preceding sentence, then for purposes of Subsections 6(b)(iii) and 6(c) and




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Section 7, the Termination Date shall be deemed to be the date of the Change in
Control if the employment of Executive was terminated before such date.

               (g) Set-Off. There shall be no right of set-off or counterclaim against, or delay in, any payment by the Company to Executive of the Lump-Sum Payment or any Gross-Up Payment in respect of any claim against or debt or obligation of Executive, whether arising hereunder or otherwise.

               (h) Interest on Overdue Payments. Without limiting the rights of Executive at law or in equity, if the Company fails to make the Lump-Sum Payment or any Gross-Up Payment on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate equal to the rate in effect, at the time such payment should have been made, under the 401(k) Plan for loans to participants in such plan.

               (i) Outplacement Assistance. Promptly after a request in writing from Executive following a termination of the Employment Period under Subsection 6(a)(v) or (vi), the Company shall retain a professional outplacement assistance service firm reasonably acceptable to Executive, at the Company's expense, to provide outplacement assistance to Executive during the Protected Period. Such services shall be appropriate to Executive's position with the Company. Executive shall not be entitled to such services, however, following a termination of the Employment Period under Subsection 6(a)(i), (ii), (iii) or
(iv).

               (j) PARS Plan. If Executive participates in the PARS Plan and a Change in Control occurs as determined under the PARS Plan, then Executive shall be entitled to the lapse of transfer restrictions imposed on any grant of restricted stock to Executive under the PARS Plan, all as determined under and subject to the terms of the PARS Plan.

               7.  Certain Additional Payments by the Company.

               (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such taxes (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment or payments (individually and collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise




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Tax imposed upon the Gross-Up Payment, Executive retains an amount of the
Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

               (b) Subject to the provisions of Subsection 7(f), all determinations required to be made under this Section 7, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Executive and the amount of such Gross-Up Payment, if any, shall be made (i) by PricewaterhouseCoopers (or its successor) (the "Accounting Firm"), regardless of any services that PricewaterhouseCoopers (or its successor) has performed or may be performing for the Company, or (ii) if PricewaterhouseCoopers (or its successor) is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, or cannot (because of limitations under applicable law or otherwise) make the determinations required to be made under this Section 7, then by another nationally recognized accounting firm selected by Executive and reasonably acceptable to the Company (which accounting firm shall then be the "Accounting Firm" hereunder). The Company, or Executive if he selects the Accounting Firm, shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to Executive within five business days after the Company's receipt of such determination and calculations with respect to any Payment to Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish the Company and Executive an opinion that Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Subsection 7(f) and Executive thereafter is required to make a payment of any Excise Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive as a Gross-Up Payment within five business days after the Company's receipt of such determination and calculations.

               (c) The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Subsection 7(b). Any determination by the Accounting Firm as to the amount of any Gross-Up Payment or Underpayment shall be binding upon the Company and Executive.



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               (d) The federal, state and local income or other tax returns filed by Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to the Company the amount of such reduction.

               (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Subsection 7(b) shall be borne by the Company.

               (f) Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive shall not pay such claim prior to the earlier of
(x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of an amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                   (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                   (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                   (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                   (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Subsection 7(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Subsection 7(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and file for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay the tax claimed and file for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Subsection 7(f), Executive receives any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Subsection 7(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Subsection 7(f), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after the Company is notified of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to Executive pursuant to this Section 7.

               8. Binding Agreement; Successors; Novation. This Agreement shall inure to the benefit of and be binding upon Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement). The Company shall require any such successor to assume and agree to perform this Agreement. As used in this Agreement (including Schedule A attached hereto), from and after 9:00 a.m. Eastern Time on October 15, 2002 (the "Effective Time"), (a) the term "Company" shall be deemed to mean RPM International Inc., a Delaware corporation ("New Parent"), and shall no longer mean RPM, Inc., an Ohio corporation, and (b) each reference to "RPM, Inc." (other than references to "RPM, Inc., an Ohio corporation") shall be changed to and mean "RPM International Inc." Executive, RPM, Inc., an Ohio corporation, and New Parent expressly agree that from and after the Effective Time, (x) New Parent shall be substituted as the "Company" under this Agreement and shall be entitled to all rights and interests of the Company under this Agreement as if New Parent had always been the Company under this Agreement, (y) New Parent shall assume and perform all the duties and obligations of the Company under this Agreement as if New Parent had always been the Company under this Agreement, and (z) RPM, Inc., an Ohio corporation, shall be released from all duties and obligations and have no further rights, duties or obligations under this Agreement, and the parties to this Agreement shall consist solely of Executive and New Parent, but this Agreement shall otherwise continue in full force and effect without modification as a result thereof.

               9.  Restrictive Covenants.

               (a) Non-Competition. During the Employment Period and for a period of two years following the Termination Date, Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner or director with, or have any financial interest in, any business which is in substantial competition with any business conducted by the Company or by any group, division or Subsidiary of the Company, in any area where such business is being conducted at the time of such termination. Ownership of 5% or less of the voting stock of any corporation which is required to file periodic reports with the Securities and Exchange Commission under the Exchange Act shall not constitute a violation hereof.

               (b) Non-Solicitation. Executive shall not directly or indirectly, at any time during the Employment Period and for two years thereafter, solicit or induce or attempt to solicit or induce any employee, sales representative or other representative, agent or consultant of the Company or any group, division or Subsidiary of the Company (collectively, the "RPM Group") to terminate his, her or its employment, representation or other relationship with the RPM Group or in any way directly or indirectly interfere with such a relationship.

               (c) Confidentiality.

                   (i) Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time during or after the Employment Period, disclose, furnish, publish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any Confidential Information. Executive specifically acknowledges that all Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the RPM Group, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the RPM Group to maintain the secrecy of such information, that such information is the sole property of the RPM Group and that any disclosure or use of such information by Executive during the Employment Period (except in the course of performing his duties and obligations hereunder) or after the termination of the Employment Period shall constitute a misappropriation of the RPM Group's trade secrets.

                   (ii) Executive agrees that upon termination of the Employment Period, for any reason, Executive shall return to the Company, in good condition, all property of the RPM Group, including, without limitation, the originals and all copies of any materials, whether in paper, electronic or other media, that contain, reflect, summarize, describe, analyze or refer or relate to any items of Confidential Information.

               10. Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given
(a) when hand delivered, (b) when dispatched by electronic facsimile transmission (with receipt electronically confirmed), (c) one business day after being sent by recognized overnight delivery service, or (d) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section):

                                    If to Executive:

                                    Frank C. Sullivan
                                    31177 Huntington Woods Parkway
                                    Bay Village, Ohio  44140
                                    Facsimile:  Not applicable

                                    If to the Company:

                                    RPM, Inc.
                                    2628 Pearl Road
                                    P.O. Box 777
                                    Medina, Ohio 44258
                                    Facsimile:  330-225-6574

                                    Attn:  Secretary

               11. Withholding. The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.

               12. Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Executive and by another executive officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

               13. Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State. Executive and the Company each agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive or the Company based on or arising out of this Agreement and each of Executive and the Company hereby (a) submits to the personal jurisdiction of such courts, (b) consents to service of process in connection with any such action, suit or proceeding and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

               14. Equitable Relief. Executive and the Company acknowledge and agree that the covenants contained in Section 9 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 9 will result in immediate and irreparable injury and harm to the Company, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Executive of the terms of Section 9.

               15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 9 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company.

               16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

               17. Headings; Definitions. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain capitalized terms used in this Agreement are defined on Schedule A attached hereto.

               18. No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in Section 8.

               19. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the employment of Executive and supersedes any and all other agreements (including the Existing Agreement), either oral or in writing, with respect to the employment of Executive.

               20. Enforcement Costs. The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if, following a Change in Control, it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover from Executive the benefits intended to be provided to Executive hereunder, and Executive has complied with all of his obligations under Section 9, then the Company irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of the Company as provided in this Section 20 to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The Company's obligations under this Section 20 shall not be conditioned on Executive's success in the prosecution or defense of any such litigation or other legal action. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $500,000. Notwithstanding the foregoing, this Section 20 shall not apply at any time unless a Change in Control has occurred.



                     [Remainder of page intentionally blank]

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

IN THE PRESENCE OF:                         RPM, INC.


  /s/ Dorothy Dudas                 By:     /s/ Ronald A. Rice
----------------------------               ------------------------------------
                                            Ronald A. Rice,
                                            Vice President - Administration


  /s/ Dorothy Dudas                 And:     /s/ P. Kelly Tompkins
----------------------------               ------------------------------------
                                              P. Kelly Tompkins, Secretary
                                                          The "Company"


  /s/ Janet L. Corrigan                      /s/ Frank C. Sullivan
----------------------------        -------------------------------------------
                                              Frank C. Sullivan
                                                          "Executive"



New Parent agrees to all of the terms and conditions of this Agreement and agrees to assume and perform this Agreement on the terms and conditions set forth herein, all effective as of the Effective Time, as defined in Section 8.


IN THE PRESENCE OF:                             RPM INTERNATIONAL INC.


  /s/ Dorothy Dudas                 By:   /s/ Ronald A. Rice
----------------------------             --------------------------------------
                                         Ronald A. Rice,
                                          Senior Vice President - Administration


  /s/ Dorothy Dudas                 And: /s/ P. Kelly Tompkins
----------------------------             --------------------------------------
                                         P. Kelly Tompkins, Secretary
                                                        "New Parent"

                                   Schedule A

                               Certain Definitions

        As used in this Agreement, the following capitalized terms shall have the following meanings:

        "401(k) Plan" means the RPM, Inc. 401(k) Plan and any successor plan or arrangement.

        "Affiliate" of a specified entity means an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified.

        "Average Incentive Compensation" means an amount equal to the average amount of the annual Incentive Compensation payable to Executive (without regard to any reduction thereof elected by Executive pursuant to any qualified or non-qualified compensation reduction arrangement maintained by the Company, including, without limitation, the Deferred Compensation Plan) for the three most recent completed fiscal years (or for such shorter period during which Executive has been employed by the Company) preceding the Termination Date in which the Company paid Incentive Compensation to executive officers of the Company or in which the Company considered and declined to pay Incentive Compensation to executive officers of the Company.

        "Benefit Plans" means the Continuing Benefit Plans and the Limited Benefit Plans.

        "Cause" means a determination of the Board of Directors (without the participation of Executive) of the Company pursuant to the exercise of its business judgment, that either of the following events has occurred:
        (a) Executive has engaged in willful and intentional acts of dishonesty or gross neglect of duty or (b) Executive has breached Section 9.

        "Change in Control" shall mean the occurrence at any time of any of the following events:

                      (a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person or entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

                      (b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity, and less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;

                      (c) There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange
        Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule l3d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 15% or more of the Voting Power;

                      (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

                      (e) If during any period of two consecutive years, individuals, who at the beginning of any such period, constitute the Directors cease for any reason to constitute at least a majority thereof, unless the nomination for election by the Company's shareholders of each new Director was approved by a vote of at least two-thirds of the Directors then in office who were Directors at the beginning of any such period.

                      Notwithstanding the foregoing provisions of paragraphs (c) and (d) of this definition, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement (i) solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company or any Subsidiary, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership, (ii) solely because any other person or entity either files or becomes obligated to file a report on Schedule 13D or Schedule TO (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, but only if both
        (A) the transaction giving rise to such filing or obligation is approved in advance of consummation thereof by the Company's Board of Directors and (B) at least a majority of the Voting Power immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction, or (iii) solely because of a change in control of any Subsidiary.

                      Notwithstanding the foregoing definition or anything contained in this Agreement, a "Change in Control" shall not be deemed to have occurred as a result of (i) RPM, Inc., an Ohio corporation, or New Parent entering into the Merger Agreement or the Reorganization Agreement or (ii) the consummation by RPM, Inc., an Ohio corporation, or New Parent of any of the transactions contemplated by the Merger Agreement or the Reorganization Agreement. As used herein, "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of August 29, 2002, among RPM, Inc., an Ohio corporation, New Parent, and RPM Merger Company, an Ohio corporation and wholly-owned subsidiary of New Parent, and "Reorganization Agreement" shall mean the Reorganization Agreement, dated as of October 15, 2002, by and between RPM, Inc., an Ohio corporation, and New Parent.

        "COBRA Continuation Coverage" means the health care continuation requirements under the federal Consolidated Omnibus Budget Reconciliation Act, as amended, Part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Code
        Section 4980B(f), or any successor provisions thereto.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Confidential Information" means trade secrets and confidential business and technical information of the RPM Group and its customers and vendors, without limitation as to when or how Executive may have acquired such information. Such Confidential Information shall include, without limitation, the RPM Group's manufacturing, selling and servicing methods and business techniques, training, service and business manuals, promotional materials, vendor and product information, product development plans, internal financial statements, sales and distribution information, business plans, marketing strategies, pricing policies, corporate alliances, business opportunities, the lists of actual and potential customers as well as other customer information, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), formulas, terms of compensation and performance levels of RPM Group employees, and other information concerning the RPM Group's actual or anticipated business, research or development, or which is received in confidence by or for the RPM Group from any other person and all other confidential information to the extent that such information is not intended by the RPM Group for public dissemination.

        "Continuing Benefit Plans" means only the following employee benefit plans and arrangements of the Company in effect on the date hereof, or any successor plan or arrangement in which Executive is eligible to participate immediately before the Termination Date:

               (a) The RPM, Inc. Health and Welfare Plan (including medical, dental and prescription drug benefits); and

               (b)    Estate/Financial Planning Benefits.

        "Deferred Compensation Plan" means the RPM, Inc. Deferred Compensation Plan, as amended from time to time, in which executive officers of the Company are eligible to participate and any such successor plan or arrangement.

        "Director" means a member of the Board of Directors of the Company.

        "Disability," when determined at any time other than during the Protected Period, means the inability of Executive for a continuous period in excess of 150 days to perform the essential functions of his position on an active full-time basis with or without reasonable accommodations by reason of a disability condition; a certificate from a physician acceptable to both the Company and Executive to the effect that Executive is or has been disabled and incapable of performing the essential functions of his position with or without reasonable accommodations as previously performed shall be conclusive of the fact that Executive is incapable of performing such services and is, or has been, disabled for the purposes of this Agreement. "Disability," when determined at any time during the Protected Period, means a "Total Disability" (as defined and determined under the Group Long Term Disability Insurance) that entitles Executive to receive the "Total Disability Benefit" under the Group Long Term Disability Insurance. Whether determined during or outside of the Protected Period, the Company and Executive acknowledge and agree that the essential functions of Executive's position are unique and critical to the Company and that a disability condition that causes Executive to be unable to perform the essential functions of his position under the circumstances described above will constitute an undue hardship on the Company.

        "Earned Incentive Compensation" means the sum of:

                      (a) The Unpaid Incentive Compensation; and

                      (b) An amount equal to the Average Incentive Compensation multiplied by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired before the Termination Date and the denominator of which is 365.

        "Estate/Financial Planning Benefits" means those estate and financial planning services (a) in effect on the date hereof in which Executive is eligible to participate or (b) that the Company makes available at any time before the Termination Date to the executives and key management employees of the Company and in which Executive is then eligible to participate.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

        "Good Reason" means a determination by Executive made in good faith that, upon or after the occurrence of a Change in Control, any of the following events has occurred without Executive's express written consent: (a) a significant reduction in the nature or scope of the title, authority or responsibilities of Executive from those held by Executive immediately prior to the Change in Control; (b) a reduction in Executive's Base Salary from the amount in effect on the date of the Change in Control; (c) a reduction in Executive's Incentive Compensation from the amount of Executive's Average Incentive Compensation, unless such reduction results solely from the Company's results of operations;
        (d) the failure by the Company to offer to Executive an economic value of benefits reasonably comparable to the economic value of benefits under the Benefit Plans in which Executive participates at the time of the Change in Control; or
        (e) a material breach by the Company of the terms of Section 3.

        "Gross-Up Payment" shall have the meaning given such term in Section 7.

        "Group Long Term Disability Insurance" means the Group Long Term Disability Insurance sponsored by the Company and provided by the Continental Casualty Company, Chicago, Illinois, as currently in effect and as the same may be amended from time to time, and any successor long-term disability insurance sponsored by the Company in which the executives and key management employees of the Company are eligible to participate.

        "Limited Benefit Plans" means all the Company's employee benefit plans and arrangements in effect at any time and in which the executives and key management employees of the Company are eligible to participate, excluding the Continuing Benefit Plans, but including, without limitation, the following employee benefit plans and arrangements or any successor or new plan or arrangement made available in the future to the executives and key management employees of the Company and in which Executive is eligible to participate before the Termination Date:

               (a)    The 401(k) Plan;

               (b)    The RPM, Inc. Retirement Plan;

               (c)    The Supplemental Executive Retirement Plan;

               (d) Stock option plans and other equity-based incentive plans, including the RPM, Inc. 1996 Stock Option Plan and the Restricted Stock Plan;

               (e)    The Split Dollar Life Insurance;

               (f)    The RPM, Inc. Incentive Compensation Plan;

               (g)    The Deferred Compensation Plan;

               (h)    The RPM, Inc. Employee Stock Purchase Plan;

               (i)    The Group Long Term Disability Insurance;

               (j)    RPM, Inc. Group Life Insurance;

               (k)    RPM, Inc. Group Accidental Death & Dismemberment
                      Insurance;

               (l)    The RPM, Inc. Group Carve Out Plan (also known as GRIP);

               (m)    The RPM, Inc. Business Travel Insurance Plan;




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               (n)    The fringe benefits appertaining to Executive's position
                      with the Company referred to in Subsection 4(f), including the use of an automobile;

               (o)    Health Care Reimbursement Account; and

               (p)    Dependent Care Reimbursement Account.

        "Lump-Sum Payment" means, collectively, the lump-sum payments that may be payable to Executive pursuant to the first sentence of Subsection 6(b)(iii) and pursuant to Subsection 6(c)(ii)(B).

        "Notice of Termination for Good Reason" means a written notice delivered by Executive in good faith to the Company under Subsection 6(a)(vi) setting forth in reasonable detail the facts and circumstances that have occurred and that Executive claims in good faith to be an event constituting Good Reason.

        "PARS Plan" means the RPM, Inc. 2002 Performance Accelerated Restricted Stock Plan and any successor plan or arrangement thereto.

        "Protected Period" means that period of time commencing on the date of a Change in Control and ending two years after such date.

        "Release and Waiver of Claims" means a written release and waiver by Executive, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, of all claims, demands, suits, actions, causes of action, damages and rights against the Company and its Affiliates whatsoever which he may have had on account of the termination of his employment, including, without limitation, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay. Such Release and Waiver of Claims shall not, however, apply to the obligations of the Company arising under this Agreement, any indemnification agreement between Executive and the Company, any retirement plans, any stock option agreements, COBRA Continuation Coverage or rights of indemnification Executive may have under the Company's Certificate of Incorporation or By-laws (or comparable charter document) or by statute.

        "Restricted Stock Plan" means the RPM, Inc. 1997 Restricted Stock Plan and any successor plan or arrangement thereto, but shall not be deemed to mean or include the PARS Plan.

        "Split Dollar Life Insurance" means the Company's Split Dollar Life Insurance arrangements in effect on the date hereof or any successor arrangement that the Company makes available at any time before the Termination Date to the executives and key management employees of the Company and in which Executive is then eligible to participate.




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


        "Subsidiary" means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

        "Supplemental Executive Retirement Plan" means the RPM, Inc. Benefit Restoration Plan in effect on the date hereof or any successor plan that the Company makes available at any time before the Termination Date to the executives and key management employees of the Company and in which Executive is then eligible to participate.

        "Termination Date" means the effective date of the termination of the Employment Period.

        "Unpaid Incentive Compensation" means an amount equal to the amount of any Incentive Compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the Termination Date occurs. If the Compensation Committee has determined such amount prior to the Termination Date, then such amount shall be the amount so determined by the Compensation Committee. If the Compensation Committee has not determined such amount prior to the Termination Date, then such amount shall equal the amount of the Average Incentive Compensation. For purposes of this definition, any Incentive Compensation deferred by Executive pursuant to any qualified or non-qualified compensation reduction arrangement maintained by the Company, including, without limitation, the Deferred Compensation Plan, shall be deemed to have been paid on the date of deferral.

        "Voting Power" means, at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

        "Voting Stock" means, at any time, the then-outstanding securities entitled to vote generally in the election of Directors.



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